Exhibit 10.1
November 1, 2006
Glenn M. Parker, M.D.
13630 NW 8th Street
Suite 210
Sunrise, FL 33325
Dear Glenn:
I understand that you have elected to waive part of your annual salary voluntarily, beginning November 1, 2006. I am writing on behalf of the Compensation Committee of NationsHealth’s Board of Directors to accept your generous offer and to provide a written record of the arrangement.
As you know, your employment agreement with NationsHealth currently provides for a minimum annual salary of $500,000. You have agreed to reduce your annual salary to $400,000, effective November 1, 2006. This reduction in your salary is made at your request, and you may elect at any time during the term of your employment agreement to have your current annual salary reinstated prospectively.
When you decide to have your current salary reinstated, please notify the Compensation Committee in writing of your decision. NationsHealth will then restore your annual salary to $500,000, effective for payroll periods beginning after the Committee receives your request (but without any retroactive payments or adjustments for the period before we receive your request).
On behalf of NationsHealth, let me say that we appreciate the leadership you have shown in voluntarily reducing your salary, and we look forward to continuing to work with you for the company’s future success.
If this letter accurately states your agreement to reduce your annual salary, please sign a copy of this letter and return it to Tim Fairbanks.
Sincerely,
/s/ Don K. Rice
Don K. Rice
Chairman, Compensation Committee
Agreed to:

By:	/s/ Glenn M. Parker Glenn M. Parker, M.D.

Date:	11/1/06